Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Investor Relations (978) 326-4058

investorrelations@analogic.com

Analogic Announces Financial Results for the First Quarter Ended

October 31, 2012 and Declares Quarterly Cash Dividend

Revenue Increase Driven by Medical Imaging and Security; Improved Operating Margin Over Previous Year

PEABODY, Mass. (December 6, 2012) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its first quarter ended October 31, 2012.

Highlights for the first quarter (comparisons are against Q1 of fiscal 2012) included:

•	Revenue of $119.9 million, up 2%

•	GAAP operating margin of 6%, up 1 point

•	Non-GAAP operating margin of 9%, up 1 point

•	GAAP diluted EPS of $0.35; Non-GAAP diluted EPS of $0.53

•

Received initial production orders associated with Smiths Detection’s new HI-SCAN 10080 XCT checked-baggage threat-detection system, which received certification in the European Union during the quarter

Revenue for the first quarter of fiscal 2013 was $119.9 million, an increase of 2% compared with revenue of $117.9 million in the first quarter of fiscal 2012. GAAP net income for the first quarter of fiscal 2013 was $4.4 million, or $0.35 per diluted share, compared with net income of $4.0 million, or $0.32 per diluted share, in the first quarter of fiscal 2012. Non-GAAP net income for the first quarter was $6.7 million, or $0.53 per diluted share, compared with $6.7 million, or $0.53 per diluted share, in the prior year’s first quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Jim Green, president and CEO, commented, “Our business performance for the first quarter of fiscal 2013 exhibited typical seasonal fluctuations due in part to timing of hospital equipment purchases. While our overall revenue grew modestly during the quarter, our non-GAAP operating margins improved by 100 basis points compared with last year, due to our strength in pricing and continued focus on cost.”

Analogic Corporation        8 Centennial Drive, Peabody, MA 01960        978-326-4000        www.analogic.com

Green added, “In spite of market headwinds, we expect to achieve our stated FY 2013 financial goals of upper single digit revenue growth and 100 basis point improvement in full-year non-GAAP operating margin.”

Segment Revenues

Revenue from our Medical Imaging segment was $76.0 million for the first quarter of fiscal 2013, up 5% from revenue of $72.7 million in the same period of fiscal 2012. Medical Imaging revenues improved during the quarter due largely to strong growth in MRI amplifier sales driven by migration to high-power wide-bore MRI systems. While CT revenues remained steady year over year, mammography and motion controls revenue declined during the quarter on market headwinds.

Our Ultrasound segment revenue was $31.7 million for the first quarter of fiscal 2013, down 8% from revenue of $34.6 million in the same period of fiscal 2012. Ultrasound revenue was unfavorably impacted by hospital purchasing hesitancy in the U.S., the short-term impact of U.S. sales territory adjustments as we expand sales force coverage, unfavorable foreign currency fluctuations, and distributor transitions in Eastern Europe.

Security Technology segment revenue was $12.2 million for the first quarter of fiscal 2013, up 15% from revenue of $10.6 million in the same period of fiscal 2012. Security revenue reflected continued growing demand for high-speed threat-detection systems for aviation security and increased customer funded engineering revenue.

Quarterly Cash Dividend

Analogic’s Board of Directors, on December 4, 2012, declared a $0.10 cash dividend for each common share for its first fiscal quarter ended October 31, 2012. The cash dividend will be payable on December 28, 2012, to shareholders of record on December 18, 2012.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “ believes,” “ anticipates,” “ plans,” “ expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Thursday, December 6, at 5:00 p.m. (ET) to discuss the first quarter results. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at www.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET), Sunday, January 6, 2013. To access the digital replay, dial 1-877-919-4059, or 1-334-323-7226 for international callers. The passcode is 86130734.

The replay of the conference call webcast will be archived at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET), Sunday, January 6, 2013.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging systems and technology that enable computed tomography (CT), ultrasound, digital mammography, and magnetic resonance imaging (MRI), as well as automated threat detection for aviation security. Our CT, MRI, digital mammography, and ultrasound transducer products are sold to original equipment manufacturers (OEMs), providing state-of-the-art capability and enabling them to enter new markets and expand their existing market presence. Our market-leading BK Medical branded ultrasound systems, used in procedure-driven markets such as urology, guided surgery, and anesthesia, are sold to clinical end users through our direct sales force. For over 40 years we’ve enabled customers to thrive, improving the health and ensuring the safety of people around the world. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)	Three months Ended
	October 31, 2012	October 31, 2011
Net revenue:
Product	$112,547	$114,007
Engineering	7,320	3,850

Total net revenue	119,867	117,857

Cost of sales:
Product	68,674	71,231
Engineering	6,107	3,600

Total cost of sales	74,781	74,831

Gross profit	45,086	43,026

Operating expenses:
Research and product development	14,074	15,267
Selling and marketing	11,655	10,465
General and administrative	11,922	11,710

Total operating expenses	37,651	37,442

Income from operations	7,435	5,584

Other income (expense):
Interest income	113	136
Other, net	(1,019)	175

Total other income (expense), net	(906)	311

Income before income taxes	6,529	5,895
Provision for income taxes	2,148	1,869

Net income	$4,381	$4,026

Net income per share:
Basic	$0.36	$0.32
Diluted	$0.35	$0.32
Dividends declared per share	$0.10	$0.10
Weighted-average shares outstanding:
Basic	12,323	12,437
Diluted	12,582	12,548

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 31, 2012	July 31, 2012
Assets:
Cash and cash equivalents	$170,938	$187,011
Accounts receivable, net	78,282	96,117
Inventories	123,325	108,944
Other current assets	19,592	16,723

Total current assets	392,137	408,795
Property, plant, and equipment, net	101,279	96,769
Other assets	49,414	52,432

Total Assets	$542,830	$557,996

Liabilities and Stockholders’ Equity:
Accounts payable	$37,843	$38,200
Accrued liabilities	29,522	41,746
Advanced payments and deferred revenue	10,583	14,323
Accrued income taxes	—	5,670

Total current liabilities	77,948	99,939

Long-term liabilities	12,204	11,738

Stockholders’ equity	452,678	446,319

Total Liabilities and Stockholders’ Equity	$542,830	$557,996

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

We provide non-GAAP operating income and margin, net income, and diluted net income per share as supplemental measures to reported results regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these financial measures, and the basis for such adjustments, are outlined below:

Share-Based Compensation Expense

We incur expense related to share-based compensation included in the GAAP presentation of cost of sales, research and development, selling and marketing, and general and administrative expense. Although share-based compensation is an expense and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within our control, such as the market price and volatility of our shares, risk-free interest rates, and the expected term and forfeiture rates of the awards. Additionally, a portion of our equity compensation is performance-based, which drives volatility in expense as estimated performance-based metrics are updated for actual and forecasted results. We believe that exclusion of this expense allows comparisons of operating results that are consistent between periods and allows comparisons of our operating results to those of other companies that disclose non-GAAP financial measures that exclude share-based compensation.

BK Distributor Matter Inquiry-Related Costs

As previously disclosed in the Company’s annual report on Form 10-K for the fiscal year ended July 31, 2012, the Company has identified transactions involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, with respect to which the Company has raised questions concerning compliance with law and the

Company’s business policies. The Company has concluded that the identified transactions have been properly accounted for in our GAAP financial statements in all material respects. During the three months ended October 31, 2012 and 2011, we incurred $0.1 million and $1.0 million, respectively, of inquiry-related costs and have excluded this amount from our non-GAAP results.

Acquisition Related Expenses

We incur amortization of intangibles and other expenses related to acquisitions we have made in recent years. The intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed after the acquisition.

Taxes

For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax provision. In addition, from time-to-time, we recognize certain non-recurring tax adjustments.

We exclude the above-described expenses, their related tax impact and other non-recurring tax benefits in evaluating short-term and long-term operating trends in our operations, and allocating resources to various initiatives and operational requirements. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

The following table reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

NON-GAAP STATEMENTS OF OPERATIONS

RECONCILIATION

(In thousands, except per share data)	Three months Ended
	October 31, 2012	October 31, 2011
GAAP Income From Operations	$7,435	$5,584
Share-based compensation expense	2,644	2,251
B-K distributor matter inquiry related costs	75	997
Acquisition related expenses	741	766

Non-GAAP Income From Operations	$10,895	$9,598

Percentage of Total Net Revenue	9.1%	8.1%
GAAP Net Income	$4,381	$4,026
Share-based compensation expense	1,821	1,551
B-K distributor matter inquiry related costs	49	639
Acquisition related expenses	478	491

Non-GAAP Net Income	$6,729	$6,707

Percentage of Total Net Revenue	5.6%	5.7%
GAAP Diluted Net Income Per Share	$0.35	$0.32
Effect of non-GAAP adjustments	0.18	0.21

Non-GAAP Diluted Net Income Per Share	$0.53	$0.53